Exhibit 99.1

The Beachbody Company, A Leader in Digital Fitness Streaming and Nutrition Solutions, to Become Publicly Traded Company

The Beachbody Company, Forest Road Acquisition Corp. and Myx Fitness Enter Three-Way Merger

The Transaction Values the Combined Company at $2.9 Billion and is Expected to Add Over $420 Million of Cash to the Balance Sheet, Including a Committed PIPE of $225 Million, Led by Institutional Investors Including Fidelity Management & Research Company LLC and Fertitta Capital

With This Transaction, Beachbody Will Be Poised to Scale its Growing Platform of Over 2.6 Million Paid Digital Subscribers into the Connected Fitness Space While Also Accelerating International Expansion, Enhanced Innovation and Opportunistic M&A

SANTA MONICA, CA and NEW YORK, NY – February 10, 2021 – The Beachbody Company Group, LLC (“The Beachbody Company,” “Beachbody” or “the Company”) announced today its intention to become a public company by entering into a definitive three-way merger agreement with Forest Road Acquisition Corp. (NYSE: FRX) (“Forest Road”), a publicly traded special purpose acquisition company, and Myx Fitness Holdings, LLC (“Myx Fitness” or “Myx”), an at-home connected fitness platform featuring an industry leading bike and home studio.

Upon closing of the business combination transaction, The Beachbody Company will be the parent company of three premium content and technology-driven businesses: Beachbody On Demand (BOD), Openfit and Myx. The transaction is expected to close in the second quarter of 2021 and the combined company will be listed on the NYSE under a new ticker symbol, “BODY”.

Beachbody will continue to be led by Carl Daikeler, Beachbody’s co-founder, Chairman and Chief Executive Officer and Jon Congdon, co-founder of Beachbody and CEO of Openfit. Forest Road’s strategic advisor Kevin Mayer, former CEO of TikTok and visionary leader behind Disney+, will join the combined company’s Board of Directors. Beachbody management and shareholders are rolling over 100% of their equity stake and will own approximately 84% of the pro forma business at close.

Combined Company Overview

As a leader in digital fitness streaming and nutrition solutions, Beachbody is well-positioned to capitalize on the increased demand for at-home health and wellness offerings and will further invest to drive accelerated customer acquisition, expand internationally and pursue attractive, high-return M&A opportunities.

With brands such as P90X®, INSANITY® and 21 Day Fix®, Beachbody has consistently expanded its market share over the past two decades through its proven model of integrating the most comprehensive library of premium fitness content with easy-to-follow nutrition guidance and supplements. Through the BOD and Openfit platforms, the Company has developed a diverse offering of live and on-demand content as well as nutrition solutions that reach a passionate and loyal community, including more than 2.6 million paid digital subscribers.

With the addition of Myx, the Company's portfolio will expand to include a connected fitness offering that provides a holistic and innovative on and off-bike solution with workouts that are personalized based on machine learning and heart rate data. With an attractive price point of $1,299, Myx sold over 27,000 bikes in its first year of operation, and has a highly engaged customer base of users who complete an average of 15 workouts each month. In addition, the merger with Myx will further leverage the scale of The Beachbody Company's platform as it unlocks synergies across distribution, marketing and content creation for all three of its brands.

“We are excited to partner with Forest Road and Myx Fitness, and are humbled by the proven team of executives and industry icons who have stepped forward to support our shared vision,” said Mr. Daikeler. “We have seen incredible digital growth in recent years, which was further fueled in 2020 by a structural and lasting shift in how people embrace health and fitness. With the acquisition of Myx, cutting edge technology meets best-in-class streaming content -- and we will continue to redefine the at-home fitness experience as we pair the integrated hardware, science-based heart rate coaching and personalized smart recommendations behind Myx with Beachbody and Openfit’s best-in-class content libraries, track record of content innovation and vast network.”

Mr. Mayer commented: “Beachbody’s rapid subscriber growth is grounded in the concept of community and accountability with a mission-driven focus that capitalizes on the huge growth in the health and wellness space. The Company's engagement and retention metrics validate the quality and depth of its content library and direct-to-consumer (DTC) technology capabilities. I see many parallels at Beachbody with the work we did at Disney, where we aggressively accelerated our digital transformation and leveraged our content to build Disney+, ESPN+ and Hulu. In addition to its significant organic growth potential, the scale and differentiation of Beachbody’s platform will allow us to pursue attractive M&A opportunities in this highly fragmented ecosystem, which will enable us to increase our market share globally and diversify our product offering. I’m excited to join the board to help further fuel growth and value creation for the company and its shareholders.”

“When we raised our SPAC, we were determined to find a company with a strong, proven business model and significant growth potential where we could add value from our experience in the creation and monetization of premium content. Beachbody is a perfect fit with those objectives,” said Tom Staggs, former COO & CFO of Disney and Forest Road board member and strategic advisory committee chair. “We are fortunate to have identified a business poised to benefit from three powerful market trends: digital subscriptions, connected fitness and growing consumer demand for health and wellness. These trends give us even more confidence that we have found an extremely attractive investment for our shareholders. Beachbody has always leveraged its fitness content to acquire customers profitably and with the proceeds of this transaction, Carl and his team at Beachbody can invest to significantly accelerate customer acquisition and financial growth for years to come.”

Combined Company Highlights

●	A diverse portfolio that appeals to a broad consumer base through a holistic approach that brings together at-home, digitally enabled fitness, nutrition and community

●	Generated 2020 pro forma revenue of $880 million across BOD, Openfit and Myx, which achieved $30 million of revenue in its first year of operations

●	2.6 million paid digital fitness subscribers with 96% month over month retention

●	Industry-leading 89% gross margins on digital subscription revenue across all three brands

●	The deepest library of premium fitness content in the industry that generates more than 180 million views annually

●	A premium portfolio of branded nutrition products that are scientifically developed, clinically tested and strategically paired with fitness content for a holistic health and wellness experience

●	Scalable platform that enables synergies across distribution, marketing and content creation

●	Management team with over 22 years of experience creating content, acquiring customers and delivering substantial revenue and EBITDA

●	Well-positioned to unlock accelerated growth and expects to achieve compound annual revenue growth of 30% over the next 5 years

Transaction Overview

In addition to the approximately $300 million held in Forest Road’s trust account (assuming no redemptions), institutional investors, including Fidelity Management & Research Company LLC and Fertitta Capital, have committed to a private placement (“PIPE”) of $225 million to purchase shares of Class A common stock of the combined company that will close concurrently with the business combination.

The transaction implies a pro forma enterprise value for Beachbody of approximately $2.9 billion, or 2.0x 2022 estimated revenue. It is anticipated that the combined company will have over $420 million of unrestricted cash on the balance sheet, assuming no redemptions from the trust account, to fund its future growth plans.

The Board of Directors of Forest Road, and the Board of Managers of each of Beachbody and Myx have unanimously approved the transaction, and holders representing a majority of Beachbody equity interests and a majority of Myx equity interests have signed voting and support agreements agreeing to vote for the transaction. In addition to Beachbody and Myx equity holder approvals, the transaction will require the approval of the stockholders of Forest Road, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission and will be available at www.sec.gov.

Advisors

The Raine Group LLC (“Raine”) acted as exclusive financial advisor to Beachbody. Credit Suisse (USA) LLC (“Credit Suisse”) is acting as lead capital markets advisor to Beachbody. BofA Securities, Inc. is acting as an additional capital markets advisor to Beachbody. Latham & Watkins LLP and Cozen O’Connor C.P. are acting as legal advisors to Beachbody.

Credit Suisse is acting as lead placement agent and Raine and Cantor Fitzgerald & Co are acting as placement agents on the private placement. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to Credit Suisse on the private placement.

Guggenheim Securities, LLC is acting as lead financial and capital markets advisor to Forest Road. Greenhill & Co, LLC is also acting as financial advisor to Forest Road. Robert W. Baird & Co. Incorporated is acting as an additional capital markets advisor to Forest Road. Kirkland & Ellis LLP and Ellenoff Grossman & Schole LLP are acting as legal advisors to Forest Road.

Greenberg Traurig, LLP is acting as legal advisor to Myx Fitness.

Investor Conference Call Information

Forest Road and Beachbody will host an investor conference call to discuss the proposed transaction on February 10, 2021 at 9:00 am Eastern time.

Interested parties may listen to the prepared remarks call via telephone by dialing 1-877-407-3982 or, for international callers, 1-201-493-6780. For those who are unable to listen to the live call, a replay will be available until 11:59 pm ET on February 24, 2021 and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671 and entering replay Pin number: 13716416. A webcast of the call will also be available on the Forest Road website at https://www.spacroadone.com.

The pre-recorded conference call webcast, a related investor presentation with more detailed information regarding the proposed transaction and a transcript of the investor call will also be available at https://www.spacroadone.com/. The investor presentation which will be furnished today to the SEC, can be viewed at the SEC’s website at www.sec.gov.

About The Beachbody Company

Headquartered in Santa Monica, The Beachbody Company is a worldwide leader in health and fitness, with a 22-year track record of creating innovative content and powerful brands. With 2.6 million paid digital fitness subscribers across two platforms, a nationwide peer-support system of over 400,000 influencers and coaches, and a premium portfolio of branded nutrition products, Beachbody is a leading holistic health and wellness company with over $1 billion in revenue projected in 2021.  The Beachbody Company is the parent company to the Beachbody On Demand platform, the fast-growing DTC platform Openfit, which launched in 2019 and features 400+ live trainer-led group fitness classes per week with real-time feedback, and following the merger, Myx Fitness, a connected fitness company which offers science-driven, highly personalized heart rate-based training. For more information, please visit TheBeachbodyCompany.com.

With the highest-rated premium content, and a rating of 4.9 out of 5 stars in the App Store, the Beachbody digital model integrates programs such as P90X®, INSANITY®, 21 Day Fix®, Body Beast®, PiYo®, 80 Day Obsession®, Transform:20® and LIIFT4® on the Beachbody On Demand streaming service with proprietary meal planning strategies and clinically-proven nutrition supplements that are developed by top scientists and fitness and nutrition experts – including the Shakeology line of premium, superfood supplements— and a network of social influencer coaches that delivers motivation and accountability to help customers achieve and maintain healthy results. Featuring a broad range of the nation's most popular fitness and weight-loss solutions, the Company offers more than 2,300 titles of streamed fitness content (in English and Spanish) with 84 programs for beginners, extreme, dance, yoga, pre/postnatal, kids, etc.

Openfit is a digital streaming platform that integrates fitness, nutrition and wellness together in one place. Openfit provides world-class fitness programs with live trainer-led and on-demand workouts such as Xtend Barre and 4 Weeks of Focus with Shay Mitchell, designed to help subscribers reach any goal with personalized nutrition plans and tracking. Openfit acquired Ladder in 2020, the sports nutrition company founded by LeBron James and Arnold Schwarzenegger. Ladder product is NSF Certified for Sport®, a third-party certification trusted by all major sports governing bodies and verifies that products do not contain any of approximately 270+ substances banned by major athletic organizations and that the contents of the product match what is printed on the label.

About Myx Fitness

Myx Fitness delivers a revolutionary and personalized solution for its members to make connected fitness part of their daily lives. The brand's cornerstone products, The MYX and The MYX Plus, offer professional-quality equipment at an affordable price, hundreds of on-demand classes, combined with expert coaching on a digital platform, designed to improve endurance, strength, mobility and flexibility. Using science-backed methods, Myx Fitness utilizes proprietary heart rate technology and cross-training, brought to life through positive coaching, to deliver lasting results. Myx Fitness was founded in 2016 by Brad Palmer and the team at Palm Ventures, his private investment firm focused on incubating market disrupting businesses.

The MYX and The MYX Plus include a professional-grade Star Trac Stationary Bike, a 21.5" interactive tablet and a Polar OH1 Heart Rate Monitor. The Plus package also includes three sets of SPRI dumbbells, a kettlebell, a resistance band, a 24" foam roller and two mats. Myx Fitness uses science-backed, heart rate-based 1:1 training technology to customize every workout to maximize results, ensure lasting results and avoid wasted time and energy. Myx Fitness is available starting at $1,299 with delivery nationwide in approximately three to five weeks depending on location and scheduling availability.

About Forest Road Acquisition Corp.

Forest Road Acquisition Corp., a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, raised $300 million in November 2020 and its securities are listed on the NYSE under the tickers “FRX,” “FRX.U” and “FRX WS.” The Forest Road team includes three former Disney senior executives — Tom Staggs, director and Chairperson of the Strategic Advisory Committee, Kevin Mayer, strategic advisor and Salil Mehta, Chief Financial Officer — and is strengthened by the strategic connectivity and deal-making expertise of directors, officers and strategic advisors like Shaquille O'Neal, Peter Schlessel, Keith Horn, Sheila Stamps, Teresa Miles Walsh and Martin Luther King III. For more information, please visit https://www.spacroadone.com/.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Beachbody and Forest Road, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, future financial condition and performance of Beachbody and expected financial impacts of the transaction (including future revenue, pro forma equity value and cash balance), the satisfaction of closing conditions to the transaction, the PIPE transaction, the level of redemptions of FRX’s public stockholders and the products and markets and expected future performance and market opportunities of Beachbody. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of FRX’s securities, (ii) the risk that the transaction may not be completed by FRX’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by FRX, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the merger agreement by the stockholders of FRX, the satisfaction of the minimum trust account amount following any redemptions by FRX’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the inability to complete the PIPE transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vii) the effect of the announcement or pendency of the transaction on Beachbody’s business relationships, operating results, and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of Beachbody, (ix) the outcome of any legal proceedings that may be instituted against Beachbody or against FRX related to the merger agreement or the proposed transaction, (x) the ability to maintain the listing of FRX’s securities on a national securities exchange, (xi) changes in the competitive and regulated industries in which Beachbody and Myx operate, variations in operating performance across competitors, changes in laws and regulations affecting the business of Beachbody and Myx and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xiii) the risk of downturns and a changing regulatory landscape in the highly competitive residential real estate industry, and (ix) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of the registration statement on Form S-4 discussed below and other documents filed by FRX from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Beachbody and FRX assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. None of Beachbody, Myx or FRX gives any assurance that Beachbody, Myx or FRX, or the combined company, will achieve its expectations.

Important Information and Where to Find It

This press release relates to a proposed transaction among The Beachbody Company, Forest Road Acquisition Corp., and Myx Fitness. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. FRX intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of FRX, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all FRX shareholders. FRX also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of FRX are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by FRX through the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation

FRX and its directors and executive officers may be deemed to be participants in the solicitation of proxies from FRX’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Contacts:

Investors

For the Beachbody Company: ICR - Beachbody@icrinc.com

For Forest Road: ir@forestroadco.com

Media

For The Beachbody Company: ICR - BeachbodyPR@icrinc.com

For Forest Road: media@forestroadco.com